AMENDED AND RESTATED
                       OPERATING AGREEMENT


                                OF


                   INDECK MAINE ENERGY, L.L.C.







                           Dated as of


                          June 11, 1997

                        AMENDED AND RESTATED
                        OPERATING AGREEMENT
                               OF
                     INDECK MAINE ENERGY, L.L.C.

                        TABLE OF CONTENTS

                                                             PAGE

ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II CONTINUATION AND TERM . . . . . . . . . . . . . . . .4
     2.1  Continuation . . . . . . . . . . . . . . . . . . . . .4
     2.2  Business Purpose . . . . . . . . . . . . . . . . . . .5
     2.3  Term of the Company. . . . . . . . . . . . . . . . . .5
     2.4  Liability to Third Parties . . . . . . . . . . . . . .5

ARTICLE III OFFICES . . . . . . . . . . . . . . . . . . . . . . 5
     3.1  Principal Office . . . . . . . . . . . . . . . . . . .5
     3.2  Registered Agent . . . . . . . . . . . . . . . . . . .5
     3.3       Registered Office . . . . . . . . . . . . . . . .5
     3.4  Change of Registered Agent or Office . . . . . . . . .5

ARTICLE IV CAPITAL CONTRIBUTIONS AND ADVANCES . . . . . . . . . 6
     4.1  Capital Contributions. . . . . . . . . . . . . . . . .6
          4.1.1     Initial Capital Contributions. . . . . . . .6
          4.1.2     Additional Capital Contributions . . . . . .6
     4.2  Method of Payment. . . . . . . . . . . . . . . . . . .6
     4.3  Capital Accounts . . . . . . . . . . . . . . . . . . .6
     4.4  Advances . . . . . . . . . . . . . . . . . . . . . . .6
     4.5  No Interest. . . . . . . . . . . . . . . . . . . . . .6
     4.6  No Return of Contribution. . . . . . . . . . . . . . .7

ARTICLE V MEMBERS . . . . . . . . . . . . . . . . . . . . . . . 7
     5.1  Participation in Management. . . . . . . . . . . . . .7
     5.2  Liability of Members to the Company. . . . . . . . . .7
     5.3  Annual Meetings. . . . . . . . . . . . . . . . . . . .7
     5.4  Special Meetings . . . . . . . . . . . . . . . . . . .7
     5.5  Place of Meetings. . . . . . . . . . . . . . . . . . .8

     5.6       Notice of Meetings. . . . . . . . . . . . . . . .8
     5.7  Spontaneous Meeting of Members . . . . . . . . . . . .8
     5.8  Quorum . . . . . . . . . . . . . . . . . . . . . . . .8
     5.9  Proxies. . . . . . . . . . . . . . . . . . . . . . . .8
     5.10 Written Action by Members. . . . . . . . . . . . . . .8
     5.11 Telephonic Participation in Meetings . . . . . . . . .8

ARTICLE VI OPERATIONS AND MANAGEMENT. . . . . . . . . . . . . . 8
     6.1       Managers. . . . . . . . . . . . . . . . . . . . .8
     6.2  Appointment and Qualification. . . . . . . . . . . . .9
     6.3  Duties and General Authority . . . . . . . . . . . . .9
     6.4  Matters Requiring Ridgewood Consent. . . . . . . . . 10
     6.5  Reliance by Third Parties. . . . . . . . . . . . . . 12
     6.6  Compensation and Reimbursements. . . . . . . . . . . 12
     6.7  Resignation and Removal. . . . . . . . . . . . . . . 12
     6.8  Meetings and Action of Managers. . . . . . . . . . . 12
     6.9  Reporting to Board of Managers . . . . . . . . . . . 13
     6.10 Other Officers and Employees . . . . . . . . . . . . 13
     6.11 Matters Requiring Consent of the Indeck Members. . . 13

ARTICLE VII ALLOCATION OF PROFITS AND LOSSES. . . . . . . . . .14
     7.1  Allocations of Profits and Losses. . . . . . . . . . 14
     7.2       Tax Allocations . . . . . . . . . . . . . . . . 15
     7.3  Allocation Rules for Changes in Membership Interests 16
     7.4  Reimbursements . . . . . . . . . . . . . . . . . . . 16

ARTICLE VIII
     DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . 16
     8.1  Distributions  . . . . . . . . . . . . . . . . . . . 16
     8.2  Procedure. . . . . . . . . . . . . . . . . . . . . . 17
ARTICLE IX TRANSFER OF MEMBERSHIP INTERESTS AND RESIGNATION OF
     MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . 18
     9.1  Assignment and Transfer of Membership Interests. . . 18
     9.2  Resignation. . . . . . . . . . . . . . . . . . . . . 18

ARTICLE X DISSOLUTION AND WINDING UP. . . . . . . . . . . . . .19
     10.1 Dissolution. . . . . . . . . . . . . . . . . . . . . 19
     10.2 Procedures . . . . . . . . . . . . . . . . . . . . . 20
          10.2.1.   Liquidation of Assets. . . . . . . . . . . 20

          10.2.2.   Authority of Liquidating Agent . . . . . . 20
          10.2.3.   Distribution of Assets . . . . . . . . . . 20
          10.2.4.   No Recourse to Assets of Members . . . . . 20
     10.3 Termination of the Company . . . . . . . . . . . . . 20

ARTICLE XI FISCAL AND ADMINISTRATIVE MATTERS. . . . . . . . . .20
     11.1 Accounting Period. . . . . . . . . . . . . . . . . . 20
     11.2 Deposits . . . . . . . . . . . . . . . . . . . . . . 21
     11.3 Checks, Drafts, Etc. . . . . . . . . . . . . . . . . 21
     11.4 Contracts. . . . . . . . . . . . . . . . . . . . . . 21
     11.5 Books and Records. . . . . . . . . . . . . . . . . . 21
          11.5.1    Right of Inspection. . . . . . . . . . . . 21
          11.5.2    Financial Records. . . . . . . . . . . . . 21
     11.6 Administrative Matters . . . . . . . . . . . . . . . 21
          11.6.1    "Tax Matters Member" . . . . . . . . . . . 21
          11.6.2    Address of Tax Matters Member. . . . . . . 22
          11.6.3    Cooperation. . . . . . . . . . . . . . . . 22
          11.6.4    Filings. . . . . . . . . . . . . . . . . . 22
          11.6.5    Authorization. . . . . . . . . . . . . . . 22
          11.6.6    Reporting to Members . . . . . . . . . . . 22
     11.7 Financial Statements . . . . . . . . . . . . . . . . 22
     11.8 Effective Date . . . . . . . . . . . . . . . . . . . 23
     11.9 Reserves . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE XII INDEMNIFICATION . . . . . . . . . . . . . . . . . .23
     12.1 Right to Indemnification . . . . . . . . . . . . . . 23
     12.2 Award of Indemnification . . . . . . . . . . . . . . 23
     12.3 Successful Defense . . . . . . . . . . . . . . . . . 24
     12.4 Advance Payments . . . . . . . . . . . . . . . . . . 24
     12.5 Definitions. . . . . . . . . . . . . . . . . . . . . 24
     12.6 Insurance. . . . . . . . . . . . . . . . . . . . . . 24
     12.7 Employee Benefit Plan. . . . . . . . . . . . . . . . 25
     12.8 Heirs and Personal Representatives . . . . . . . . . 25
     12.9 Non-Exclusivity. . . . . . . . . . . . . . . . . . . 25
     12.10     Amendment . . . . . . . . . . . . . . . . . . . 25

ARTICLE XIII MISCELLANEOUS. . . . . . . . . . . . . . . . . . .25
     13.1 Waivers. . . . . . . . . . . . . . . . . . . . . . . 25
     13.2 Amendment. . . . . . . . . . . . . . . . . . . . . . 25
     13.3 Assignability. . . . . . . . . . . . . . . . . . . . 25
     13.4 Notices. . . . . . . . . . . . . . . . . . . . . . . 25

     13.5 Third Party Rights . . . . . . . . . . . . . . . . . 27
     13.6 Choice of Law. . . . . . . . . . . . . . . . . . . . 27
     13.7 Headings . . . . . . . . . . . . . . . . . . . . . . 27
     13.8 Entire Agreement . . . . . . . . . . . . . . . . . . 27
     13.9 Severability . . . . . . . . . . . . . . . . . . . . 27
     13.10     Counterparts. . . . . . . . . . . . . . . . . . 28
     13.11     Pronouns and Plurals. . . . . . . . . . . . . . 28
     13.12     Further Assurances. . . . . . . . . . . . . . . 28
     13.13     Power of Attorney . . . . . . . . . . . . . . . 28

Exhibit 4.1.1Initial Capital Contributions . . . . . . . . . . 30

Exhibit 6.1
     Name and Address of Managers. . . . . . . . . . . . . . . 31

Exhibit 6.4 (a)
     Approved Operating Budget for FY ending 12/31/97. . . . . 32

Exhibit 6.4 (f)
     Approved Agreements . . . . . . . . . . . . . . . . . . . 33

Exhibit 8.1
     Percentages for Distributions to Indeck Members . . . . . 34

                        AMENDED AND RESTATED
                        OPERATING AGREEMENT

                                 OF

                       INDECK MAINE ENERGY, L.L.C.

     This Amended and Restated Operating Agreement of INDECK MAINE ENERGY, L.L.C., a limited liability company organized under the laws of the State of Illinois (the "Company"), is made as of June 11, 1997 (the "Operating Agreement"), by and among Gerald R. Forsythe, an individual, Thomas M. & Silvia Campone, jointly an individual, Michelle R. Fawcett, an individual, Marsha F. Fournier, an individual, Monica Forsythe Breslow, an individual, and Melissa S. Forsythe, an individual, as the initial members (collectively, the "Indeck Members"), and Ridgewood Maine, L.L.C., a Delaware limited liability company ("Ridgewood," and collectively with the Indeck Members, the "Members").

     WHEREAS, the Indeck Members have heretofore formed a limited liability company pursuant to the Act (as hereinafter defined) by filing Articles of Organization of the Company with the office of the Secretary of State of the State of Illinois on April 1, 1997, and entering into an Operating Agreement of the Company dated March 17, 1997 (the "Original Operating Agreement"); and

     WHEREAS, the Indeck Members desire to continue the Company as a limited liability company under the Act, admit Ridgewood as a Member, and amend and restate the Original Operating Agreement of the Company in its entirety.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                            ARTICLE I
                           DEFINITIONS

     As used in this Operating Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to and include both the singular and plural forms of the terms defined):

     "Act" means the Illinois Limited Liability Company Act in effect on June 1, 1997.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance if any, in such Member's Capital Account as of the end of the relevant Year, after giving effect to any adjustments required pursuant to Treasury Regulations (( 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

  "Affiliate" means, with respect to any Person, any other Person who either directly, or indirectly through one or more intermediaries, controls,

is controlled by, or is under common control with, such Person.

     "Articles of Organization" means the articles referred to in the Act,

which was filed for the Company on April 1, 1997, and such certificate as amended.

     "Board of Managers" has the meaning set forth in Section 6.1.

     "Capital Account" means, with respect to any Member, the capital account maintained for such Member pursuant to Section 4.3.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" has the meaning set forth in the first paragraph hereof.

     "Continuing Members" has the meaning set forth in Section 9.2(a).

     "Depreciation" means for each taxable year of the Company, an amount equal to depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to the tangible and intangible assets of the Company.

     "Distribution Default" means (a) the failure of the Company to make distributions to Members under Section 8.1(b) and 8.1(c) hereof with respect to any calendar quarter or any Fiscal Year in the manner required by Section
8.2 hereof, or (b) the failure of the Company to make distributions to Ridgewood pursuant to Section 8.1(b) hereof with respect to any calendar quarter commencing with the calendar quarter ending September 30, 1997, in an amount equal to twenty-five percent (25%) of Ridgewood's Priority Return From Operations; provided, however, that the Distribution Default described in clause (b) above shall not become effective if at any time during the period ending on the last day of the fifth calendar quarter succeeding the calendar quarter in which such Distribution Default shall occur, Ridgewood shall have received cash distributions pursuant to Section 8.1(b) which, when aggregated with all prior cash distributions received by Ridgewood under such Section 8.1(b), yields an amount which is equal to or greater than the amount of Ridgewood's Priority Return From Operations through the period ending on the date any such determination is made.

     "Effective Date" has the meaning set forth in Section 11.8.

     "Facilities" has the meaning set forth in the Purchase Agreement.

     "Fiscal Year" means the twelve (12) calendar month period commencing on January 1 and ending on December 31 of each year, including any period of less than twelve (12) calendar months (i) beginning with the Closing Date under the Purchase Agreement or (ii) ending with dissolution of the Company.

     "Initial Capital Contribution" means, with respect to each Member, the capital contributions shown on Exhibit 4.1.1, subject to adjustment as specified in Section 4.1.2(b).

     "Indeck Members" shall have the meaning given in the first paragraph hereof, provided that the term "Indeck Members" shall include any permitted transferee (in accordance with Section 9.1) of any interest formerly held by an Indeck Member (regardless of whether such permitted transferee is an Affiliate or otherwise related to Indeck).

     "Liquidating Agent" has the meaning set forth in Section 10.4.1.

     "Managers" shall mean the Board of Managers collectively or one or more members of the Board of Managers, as the context requires.

     "Member Consent" means the prior written consent of Ridgewood and the holders of a majority of the interests of the Indeck Members, as referenced on
Exhibit 8.1.

     "Members" means the Indeck Members, Ridgewood and any other Person who becomes a Substituted Member (as such term is used in the Act) of the Company in accordance with Section 9.1.

     "Net Cash Flow From Operations" means, with respect to each Fiscal Year, an amount equal to (i) the gross cash receipts of the Company which are attributable to the ongoing operation of the Facilities in the ordinary course during such Fiscal Year, less (ii) all amounts paid by or for the account of the Company with respect to such ongoing, ordinary course operations.
Net Cash Flow From Operations shall be determined by reference to the amount of the Company's Profits for such Fiscal Year as shown on the Company's federal income tax return for such year (computed without regard to any gain or loss attributable to the sale or other disposition of any of the Company's assets other than in the ordinary course of business), increased by the amount of Depreciation and the amount of any reduction in the Reserves, and reduced by the amount of any increase in the Reserves.

     "Net Cash Flow From Capital Events" means any cash received or held by the Company from any source other than Net Cash Flow From Operations.

     "Operating Agreement" means this Agreement, as amended from time to time.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization of a governmental entity or any department, agency or political subdivision thereof.

     "Profits" and "Losses" means, for each taxable year of the Company, the Company's taxable income or loss for such Year determined in accordance with Code Section 703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1); provided that no Depreciation shall be taken into account.

     "Purchase Agreement" means the Agreement to Purchase Membership Interests between the Company and Ridgewood dated as of June 11, 1997.

     "Reserves" means collectively the working capital, maintenance or other reserves established by the Board of Managers from time to time in accordance with Section 6.4.

     "Resignation" has the meaning set forth in Section 9.2(a).

     "Resigning Member" has the meaning set forth in Section 9.2(a).

     "Ridgewood" has the meaning set forth in the first paragraph hereof.

     "Ridgewood's Priority Return From Operations" means an amount equal to eighteen percent (18%) per annum computed on a base equal to Ridgewood's Initial Capital Contribution, as such base amount is (i) increased from time to time by the amount of any additional contribution made by Ridgewood pursuant to Section 4.1.2(b) below, or (ii) reduced from time to time by the amount of distributions to Ridgewood of Net Cash Flow From Capital Events pursuant to Section 8.1(c).

     "Secretary of State" means the Secretary of State of the State of Illinois.

     "Subsidiary" means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors or other elected governing body are, at the time such determination is being made, owned by the Company, either directly or indirectly through one or more intermediate Subsidiaries.

     "Tax Matters Member" has the meaning set forth in Section 11.6.1.

     "Treasury Regulation" means, unless otherwise noted herein, a final or temporary regulation issued by the United States Treasury Department with respect to the Code and published in Title 26 of the Code of Federal Regulations.

                            ARTICLE II
                      CONTINUATION AND TERM

     2.1  Continuation.

          (a) The Members hereby agree to continue the Company as a manager-managed limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members and the Managers shall be as provided in the Act, except as otherwise provided herein.

          (b) Upon execution of this Operating Agreement, the Indeck Members shall be and Ridgewood shall become members of the Company in accordance with this Agreement.

     2.2 Business Purpose. The purpose of the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

     2.3 Term of the Company. The Company's existence commenced upon the filing of the Articles of Organization with the Secretary of State on April 1, 1997 and shall continue until December 31, 2050 unless (a) extended by amendment to this Operating Agreement and the Articles of Organization, or (b) dissolved earlier under Section 10.1 hereof or by law.

     2.4  Liability to Third Parties.   Except as otherwise provided by the
Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort, strict liability or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

                           ARTICLE III
                             OFFICES

     3.1 Principal Office. The Company may have such offices or places of business, either within or without the State of Illinois, as the Managers may designate or as the business of the Company may from time to time require. The principal office of the Company is:

                         1130 Lake Cook Road, Suite 300
                         Buffalo Grove, Illinois  60089

     3.2 Registered Agent. The initial registered agent of the Company is CT Corporation.

     3.3 Registered Office. The address of the initial registered office of the Company is:

                        208 S. LaSalle St.
                        Chicago, IL 60604

     3.4 Change of Registered Agent or Office. The registered office and registered agent may be changed from time to time by action of the Board of Managers, and by the filing of the prescribed form, accompanied by the requisite filing fee, with the Secretary of State in accordance with the Act.

                            ARTICLE IV
                CAPITAL CONTRIBUTIONS AND ADVANCES

     4.1  Capital Contributions.

          4.1.1 Initial Capital Contributions. Each Member agrees to make an Initial Capital Contribution in the amount set forth opposite such Member's name as set forth on Exhibit 4.1.1 attached hereto. Upon receipt by the Company of cash from each Member in the specified amount, the Company shall credit each Member's Capital Account with the amount of such contribution.

          4.1.2 Additional Capital Contributions. No Member shall be required to make any additional capital contribution to the Company. However, the Company may, with the approval of the Managers, accept additional capital contributions (a) from any Indeck Member or from any new Member admitted pursuant to Section 9.1, (in which case the only effect of the addition capital contribution shall be to modify the relative interests of the Indeck Members set forth on Exhibit 8.1 from and after the date of acceptance of such additional contributions), and (b) from Ridgewood (in which case the amount contributed shall be included in calculating Ridgewood's Initial Capital Contribution for purposes of this Agreement from and after the date of acceptance of such additional contributions).

     4.2 Method of Payment. All cash contributions to the capital of the Company shall be made by means of a good check or a wire transfer of immediately available funds to the account of the Company.

     4.3 Capital Accounts. The Company shall maintain a separate capital account (each a "Capital Account") for each Member according to the capital accounting rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

     4.4 Advances. Unless expressly provided for in this Operating Agreement, or as otherwise agreed by the Managers pursuant to Section 6.4 (a) no payment shall be made by the Company to any Member for the services of the Member, (b) no payment shall be made by the Company to any Affiliate of a Member for the services of such Affiliate, (c) no loans or advances shall be made by the Company to any Member or any Affiliate of a Member, and (d) no Member or any Affiliate of a Member shall be entitled to any compensation or reimbursement from the Company or from the other Members for expenses incurred in connection with the formation, business or affairs of the Company.

     4.5 No Interest. No interest shall be paid by the Company on (a) any initial, additional or new capital contribution, (b) on the balance of any Capital Account, or (c) unless approved by the Managers pursuant to Section 6.4, on any advance to the Company from any Member.

     4.6 No Return of Contribution. Except as otherwise provided in Article VIII, no Member shall be entitled to demand the return of any capital contribution except as provided in Article X hereof upon dissolution and liquidation of the Company.

                            ARTICLE V
                             MEMBERS

     5.1 Participation in Management. The management of the business and affairs of the Company is delegated pursuant to Article VI below to the Board of Managers. Except for the actions set forth in this Section 5.1, the Members hereby delegate to the Board of Managers the right to decide and the manner of decision of any matter within the scope of the powers of the Company. It is the intention of the Members to delegate management authority to the Board of Managers to the maximum extent permitted by the Act. The following are the only actions that may be taken by the Members under this
Agreement:

          (a) election of Managers, which action must be approved in accordance with Article VI;

          (b) amendment of this Agreement or the Articles of Organization, which actions may only be taken with Member Consent;

          (c) dissolution of the Company pursuant to Section 10.1(b), which action may only be taken with Member Consent; and

          (d) approval of the assignment or other transfer under Section 9.1 and admission as a Member of the transferee of such interest, which action must be approved in accordance with Section 9.1.

Except as set forth above in this Section 5.1, no Member shall have any right, solely as a Member, to participate in the management and affairs of the Company.

     5.2 Liability of Members to the Company. A Member shall be liable to the Company for payment of the capital contributions set forth in Exhibit
4.1.1 as and to the extent provided by the Act.

     5.3 Annual Meetings. An annual meeting of the Members, commencing with the year 1998, shall be held each year at such time and on such date prior to February 28 in each year as the Board of Managers may designate, at which meeting the Members shall transact such business as may be brought before such meeting. If the annual meeting shall not be held on the day designated therefor, the Members may cause the meeting to be held as soon thereafter as may be convenient.

     5.4 Special Meetings. Special meetings of the Members may be called by any two (2) or more Managers.

     5.5 Place of Meetings. The Members may designate any place, within or without the United States and the State of Illinois, as the location for any annual meeting or for any special meeting of the Members, provided, however, that if no place is designated, the meeting shall be held at the principal office of the Company specified in Section 3.1 above.

     5.6 Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered to each Member not less than ten (10) days nor more than fifty (50) days before the meeting, at the direction of the Member(s) calling such meeting.

     5.7 Spontaneous Meeting of Members. If all of the Members meet at any time and place, either within or without the State of Illinois, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any Company action may be taken.

     5.8 Quorum. At each meeting of the Members, Ridgewood and the holders of a majority of the interests held by Indeck Members as reflected on Exhibit 8.1, present in person or by proxy, shall constitute a quorum for the transaction of Company business. In the absence of a quorum, any Member present at such meeting in person or by proxy shall have the power to adjourn such meeting until a quorum shall be constituted.

     5.9 Proxies. At any meeting of the Members, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.

     5.10 Written Action by Members. Any action required to, or which may, be taken by the Members may be taken without a meeting if consent thereto in writing, setting forth the action so taken, shall be signed by sufficient Members to constitute Member Consent.

     5.11 Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

                            ARTICLE VI
                    OPERATIONS AND MANAGEMENT

     6.1 Managers. The business and affairs of the Company will be carried out by or under the direction of a Board of Managers, consisting of five (5) Managers. The size of the Board of Managers may only be increased or decreased with the prior approval the Managers pursuant to Section 6.4. The names and addresses of the initial Managers are listed on Exhibit 6.1 and said Exhibit shall be amended from time to time by the Managers to reflect the resignation or removal of Managers or the appointment of new Managers pursuant to this Operating Agreement.

     6.2 Appointment and Qualification. At each annual meeting the Members shall, and, at any special meeting the Members may, elect Managers in accordance with this Section 6.2:

          (a) Prior to the occurrence of a Distribution Default, the Indeck Members shall have the right to designate three (3) Managers for election to the Board of Managers and Ridgewood shall have the right to designate two (2) Managers for election to the Board of Managers.

          (b) Upon the occurrence of a Distribution Default and thereafter, Ridgewood shall have the right to designate three (3) Managers for election to the Board of Managers and the Indeck Members shall have the right to designate two (2) Managers for election to the Board of Managers. No meeting of the Members or Managers shall be required to effect such action.

          (c) Ridgewood and each of the Indeck Members agree to vote all membership interests held by it in such manner to cause the election of the Managers designated by the other party to the Board of Managers in accordance with the provisions of this Section 6.2.

          (d) Managers shall hold office for a term ending at the conclusion of the next meeting of the Members at which their successors are chosen and qualified, or upon their earlier death, resignation or removal. Each Manager shall devote such time to the business of the Company as is reasonably necessary for the performance of the Manager's duties, but such Managers shall not be required to devote full time to the performance of such duties and may delegate his or her responsibilities as provided in Section 6.3.

     6.3 Duties and General Authority. The business and affairs of the Company shall be conducted by or under the direction of the Managers, who shall have and may exercise on behalf of the Company all of its rights, powers, duties and responsibilities, including without limitation the right and authority to manage the business and affairs of the Company. Without limiting the generality of the foregoing, the specific authority and responsibilities of the Managers shall, except as otherwise provided by the Members' action appointing the Managers or by this Operating Agreement, include the following:

          (a) Effectuating the provisions of this Operating Agreement and the resolutions, actions and decisions of the Members;

          (b) Directing, managing and supervising the executive, day-to-day operations, business and affairs of the Company;

          (c) Advising the Members with respect to all matters pertaining to the operation of the Company, including services rendered on behalf of the Company, operating income and expenses, financial position, and the preparation and submission of reports to the Members at each regular meeting of the Members, and at such other times as may be directed by the Members or requested by a Member pursuant to Section 11.5.1;

          (d) Presiding over and recording the minutes of all meetings of, and actions taken by, the members, when present at any such meeting;

          (e) Subject to Section 6.4, signing, on behalf of the Company, such agreements, notes, consents, approvals, deeds, mortgages, bonds, contracts or other instruments which have been appropriately authorized by the Managers or the Members, as required under this Agreement, to be executed on behalf of the Company, except in cases where the signing or execution thereof shall be expressly delegated by the Members, this Operating Agreement or by operation of law to some other officer or agent of the Company;

          (f) Performing all duties and taking all actions as may be necessary in the ordinary course of managing the business and affairs of the Company, or as prescribed by the Members from time to time; and

          (g) Creating such positions and offices of the Company having such authority and responsibility as the Managers may determine to be necessary or advisable and appointing such Persons as the Managers deem appropriate to fill such positions.

     6.4 Matters Requiring Ridgewood Consent. Notwithstanding the foregoing, the Managers may not take any of the following actions without the consent of the Managers designated by Ridgewood:

          (a) Approval of the annual operating budgets of the Company and of Indeck Operations, Inc. or any successor to Indeck Operations, Inc. as operator of the facilities owned by the Company; provided, however, that if Ridgewood does not consent to the proposed annual operating budget, the Managers may continue the affairs of the Company in accordance with the then existing budget, except that the aggregate of all expenditures contained in such existing budget shall be increased to an amount equal to 105% of the total of all such expenditures contained in the existing budget and such existing budget, as increased, shall constitute the budget for the succeeding Fiscal Year. The Members confirm that the operating budget for the fiscal year ending December 31, 1997 attached hereto as Exhibit 6.4(a) is hereby approved in all respects, and absent approval of a succeeding operating budget as contemplated by this Section 6.4(a), will constitute the operating budget for the Fiscal Year commencing January 1, 1998, adjusted as necessary to reflect (i) a full twelve months of operations and (ii) the 5% annual increase referenced above.

          (b) Assign, transfer, pledge, compromise or release any of the Company's claims or debts, except upon payment in full, or arbitrate or consent to the arbitration of any of its disputes or controversies;

          (c) Make, execute and deliver any assignment for the benefit of creditors, or any bond, confession of judgment, chattel mortgage, deed, guarantee, indemnity bond, surety bond, or contract to sell a substantial portion of its personal property;

          (d) Purchase, sell or mortgage any real estate or interest therein, or enter into any contract or lease for such purpose other than to acquire rights to property contiguous to the Facilities for the purpose of expanded operation of the Facilities for an annual cost not to exceed $10,000 per year;

          (e) Borrow or loan money, or make, execute, deliver, accept, or endorse any commercial paper, or use the credit, money or other property of the Company except in accordance with the operating budget of Company established with the consent of the Managers designated by Ridgewood; and

          (f) Pay any money to, provide any services to, engage in any transaction or enter into any contract or agreement with any Affiliate of the Indeck Members; provided, however, that (i) the Company may perform all its obligations under the agreements described on Exhibit 6.4(f) attached hereto or such agreements exist on the date hereof, all of which agreements are hereby expressly approved, ratified and confirmed by all the Members; and (ii) the Company may purchase goods and services from any Affiliate of any Indeck Member which is in the business of providing such goods or services to third parties in the ordinary course of business so long as the terms and conditions of any such purchase are no less favorable to the Company in the aggregate than those otherwise obtainable by the Company from third parties.

          (g) Enter into any agreement, undertaking or commitment which requires the Company to make payments exceeding $100,000 in the aggregate, provided, however, that the foregoing restriction shall not apply to agreements, undertakings or commitments by the Company (i) to purchase fuel for the Facilities in the ordinary course of business (ii) which are contemplated by the annual operating budget.

          (h) Enter into any contract for the sale of electrical energy or capacity for a term in excess of six months.

          (i) Elect to have the Company governed by the Illinois Limited Liability Company Act, as amended after June 1, 1997.

          (j) Take any of the following actions: (i) dispose of any substantial portion of the Company's assets; (ii) merge with or consolidate into another entity or Person; (iii) continue the Company after dissolution, or (iv) change the structure by which the Company is organized.

          (k) Actions in this agreement specifically requiring approval of the Managers pursuant to this Section 6.4.

     6.5 Reliance by Third Parties. Any person dealing with the Company, the Managers or any Member may rely upon a certificate signed by all members of the Board of Managers as to (i) the identity of any Managers or Members; (ii) any factual matters relevant to the affairs of the Company; (iii) the persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company, the Managers or any Member.

     6.6 Compensation and Reimbursements. Except as the Members may determine, the Managers shall not receive compensation from the Company for serving as Managers. The Company shall reimburse the Managers for all out-of-pocket expenses that they may incur in connection with the performance of their duties as Managers in accordance with the terms of this Operating Agreement.

     6.7  Resignation and Removal.  Any Manager may resign upon at least ten
(10) days' notice to the Members and other Managers (unless notice is waived by them) and may be removed, at any time, with or without cause, by a unanimous vote all of the Managers except the Manager whose removal is being voted upon. However, no Manager may be removed, without cause, without the consent of the Member that designated such Manager. In addition, a Manager may be removed, at any time, with or without cause, by the Member that designated such Manager upon written notice to the Members and the Manager being removed. In the event that a Manager resigns or is removed, the Member or Members that designated such Manager will designate his or her replacement to serve the remaining balance of such Manager's term.

     6.8  Meetings and Action of Managers.  Except as to matters identified in
Article 6.4 as to which the consent of the Managers appointed by Ridgewood is required, all action to be taken by the Managers of the Company shall be taken by affirmative vote of a majority of the Managers then in office or by unanimous written consent of the Managers then in office. There is no requirement that the Managers hold a meeting in order to take action on any matter. Meetings of the Managers may be called by any two or more of the Managers. If action is to be taken at a meeting of the Managers, notice of the time, date and place of the meeting shall be given to each Manager by personal delivery, telephone or fax sent to the business or home address of each Manager at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to each Manager at either such address at least seventy-two (72) hours in advance of the meeting; however, no notice need be given to a Manager who waives notice before or after the meeting, or who attends the meeting without protesting, at or before its commencement, the inadequacy of notice to him or her. Managers may attend a meeting in person or by proxy, and they may also participate in a meeting by means of conference telephone or similar communications equipment that permits all Managers to hear each other. A Chairman selected by the Managers shall preside at all meetings of the Managers. The Chairman shall determine the order of business and the procedures to be followed at each meeting of the Managers. The initial Chairman shall be Gerald R. Forsythe.

     6.9 Reporting to Board of Managers. Each Manager shall keep the other Members of the Board of Managers informed of all material matters that come to his or her attention in his or her capacity as Manager or otherwise.

     6.10 Other Officers and Employees. The Managers may, by majority vote, elect and appoint such other officers, employees and agents of the Company, and grant such officers, employees and agents such responsibilities and duties, as they may deem necessary or appropriate to effectuate the provisions of this Operating Agreement and to conduct the business and affairs of the Company, subject, however, to limitations of authority set forth in this Agreement.

     6.11 Matters Requiring Consent of the Indeck Members. At such times as Ridgewood shall have elected the majority of the Board of Managers pursuant to
Section 6.2(a) above, all of the provisions contained in Section 6.4 above shall remain applicable with the following modifications:

          (a) Wherever the phrase "Managers designated by Ridgewood" is used in such Section 6.4 it shall be deemed deleted and the phrase "Managers designated by the Indeck Members" shall be inserted in lieu thereof.

          (b) The provisions of subparagraph (f) shall be deleted and the following inserted in lieu thereof:

          "Pay any money to provide any services to or engage in any transaction with, or enter into any contract or agreement with Ridgewood or any Affiliate of Ridgewood; provided, however, that upon any termination by the Company of any agreements or understandings between the Company and any of the Indeck Members or their respective Affiliates, the Members hereby authorize and direct the Company to enter into and perform agreements between the Company and Ridgewood or its Affiliates on terms and conditions which are not in any material respect less favorable to the Company than the terms and conditions of the agreements between the Company and the Indeck Members and their respective Affiliates as such agreements existed on the date immediatesly preceeding the date of termination thereof; and

          (c) the phrase "six months" in Section 6.4(h) shall be deleted and the phrase "two years" inserted in lieu thereof.

                           ARTICLE VII
                 ALLOCATION OF PROFITS AND LOSSES

     7.1  Allocations of Profits and Losses.
          (a) General Rules. Except as otherwise provided in Section 7.1(b) or Section 7.1(c)(i) and after giving effect to the allocations set forth in
Section 7.1(c)(ii) and 7.1(c)(iii), all Profits and Losses shall be allocated among the Members in the following order of priority:

               (i) FIRST, there shall be allocated to each Member (other than Ridgewood) with respect to each Fiscal Year, Profits (including gross income and gain, if necessary) so that the cumulative amount of Profits allocated pursuant to this Section 7.1(a)(i) is equal to the cumulative amount of the distributions theretofore made or to be made to each such Member pursuant to Sections 8.1(b) and 8.1(c) with respect to such Fiscal Year; and

               (ii) SECOND, all remaining items of Profits and Losses, and other items in the nature of income, gain, loss or deduction shall be allocated to Ridgewood.

          (b) Depreciation. All Depreciation shall be allocated to Ridgewood.

          (c)  Special Rules.

               (i) LOSS LIMITATIONS. The Losses and Depreciation allocated to any Member pursuant to Sections 7.1(a) and (b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses and Depreciation that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such year. All Losses and Depreciation in excess of the limitation set forth in this Section shall be allocated to the remaining Members who will not be subject to this limitation, in proportion to and to the extent of their positive Capital Account balances.

               (ii) QUALIFIED INCOME OFFSET. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations (( 1.704-1(b)(2)(ii)(d)(5) or (6), and such allocation or distribution causes or increases an Adjusted Capital Account Deficit for such

Fiscal Year, such Member shall be allocated items of income and gain

(consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

               (iii) LIMITED EFFECT; CURATIVE ALLOCATIONS. The special rules set forth in this Section 7.1(c) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Code and Regulations. The

Members do hereby acknowledge and agree that the Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Losses and similar items. Accordingly, the Tax Matters Member is hereby authorized and directed to divide other allocations of Profits, Losses, and other items of income, gain, loss and deduction among the Members in any reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which the Members intend to divide Company Profits, Losses and similar items. In general, the Members anticipate that this will be accomplished by specially allocating other Profits, Losses, and other items of income, gain, loss and deduction among the Members so that, after such offsetting special allocations are made, the amount of each Member's Capital Account will be, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Agreement and all Profits, Losses and similar items had been allocated to the Members solely pursuant to Sections 7.1(a) and (b) hereof.

     7.2       Tax Allocations.

          (a) Generally. Allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations of Profits, Losses and similar items as provided for in Section 7.1. Allocations pursuant to this Section 7.2 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

          (b)  Special Rules.

               (i) Elimination of Book/Tax Disparities. If any Company property has a book value different from its adjusted tax basis to the Company for federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this
Section 7.2 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its book value in the same manner as under Code Section 704(c) or the principles set forth in Regulations ( 1.704-1(b)(2)(iv)(g), as the case may

be.  Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in such manner as reasonably reflects the purpose and intention of this Agreement.


               (ii)  Allocation of Separately Stated Items Among Partners.

Each item of income, gain, loss, deduction and credit governed by Code Section 702(a) shall be allocated among the Members in proportion to the allocation of Profits, Losses and similar items as provided for in Section 7.1.

          (c) Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 7.2 and hereby agree to be bound by the provisions of this Section 7.2 in reporting their shares of Company income, loss, credits and other items for income tax purposes, except in the case of manifest error.

     7.3 Allocation Rules for Changes in Membership Interests. If there is a change in any Member's share of the Company's Profits, Losses or similar items during any Fiscal Year, including any change resulting from a Member's transfer of all or any portion of its membership interest, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method, except that Depreciation and similar items shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a Fiscal Year after such asset is placed in service by the Company if such asset is placed in service during the Fiscal Year.

     7.4 Reimbursements. All of the Company's expenses shall be billed directly to and paid by the Company.

                           ARTICLE VIII
                          DISTRIBUTIONS

     8.1  Distributions.  The Company shall make the following distributions:

          (a)  Closing Distribution.   Upon the Closing of the Purchase
Agreement, the Company shall make a distribution (the "Closing Distribution") to the Indeck Members (in accordance with the respective interests of the Indeck Members as shown on Exhibit 8.1), in the amount of (i) $13,000,000,
(ii) less the amounts required to discharge all existing indebtedness of the Company, including without limitation amounts payable to Indeck Power Overseas, Ltd. in respect of a promissory note dated April 23, 1997, (iii) less amounts expended prior to the Effective Date to bring each Project into operating condition, including without limitation amounts payable to Indeck Energy Services, Inc. and any of its Affiliates that have paid Company expenses or advanced funds to the Company, and (iv) plus the amounts of any prepaid expenses of the Company determined in accordance with generally accepted accounting principles as of the Effective Date.

          Since the exact amount of the Closing Distribution will not be known on the date of closing of the Purchase Agreement, the Company shall make a preliminary distribution (the "Preliminiary Closing Distribution") on the date of closing of an estimated amount determined by the Board of Managers, subject to a reasonable reserve. Within sixty (60) days after closing, the Board of Managers shall detemine the exact amount of the Closing Distribution and the Company shall make a final distribution of the excess of the Closing Distribution over the amount of the Preliminary Closing Distribution, or the Indeck Members shall return to the Company an amount equal to the excess of the Preliminary Closing Distribution over the amount of the Closing Distribution, as the case may be.

          (b) Distribution of Net Cash Flow From Operations. For each Fiscal Year, the Company shall distribute Net Cash Flow From Operations to the Members in the following order of priority:

               (i) FIRST, the Company shall distribute to Ridgewood one hundred percent (100%) of Net Cash Flow From Operations until Ridgewood has received the full amount of any unpaid portion of Ridgewood's Priority Return From Operations for any preceding Fiscal Year;

               (ii) SECOND, the Company shall distribute to Ridgewood one hundred percent (100%) of Net Cash Flow From Operations until Ridgewood has received Ridgewood's Priority Return From Operations for the current Fiscal Year;

               (iii) THIRD, the Company shall distribute one hundred percent (100%) of Net Cash Flow From Operations to the Indeck Members (in accordance with the respective interests of the Indeck Members as shown on Exhibit 8.1) until the Indeck Members have collectively received an amount equal to the amount distributed to Ridgewood with respect to the current Fiscal Year pursuant to Section 8.1(b)(ii) above.

               (iv) FOURTH, after the Company has satisfied all the preceding distribution requirements of this Section 8.1(b), the Company shall thereafter distribute any remaining balance of Net Cash Flow From Operations twenty-five percent (25%) to Ridgewood, and seventy-five percent (75%) to the Indeck Members (in accordance with the respective interests of the Indeck Members as shown on Exhibit 8.1), provided however that at such time as Ridgewood shall have received aggregate distributions equal to Ridgewood's Initial Capital Contribution pursuant to Section 8.1(c) below, the distribution percentages set forth in this Section 8.1(b)(iv) shall be amended to fifty percent (50%) to Ridgewood and fifty percent (50%) to the Indeck Members.

          (c) Distributions of Net Cash Flow From Capital Events. The Company shall distribute Net Cash Flow From Capital Events to the Members fifty percent (50%) to Ridgewood and fifty percent (50%) to the Indeck Members (in accordance with the respective interests of the Indeck Members as shown on Exhibit 8.1); provided, however, to the extent that Net Cash Flow From Capital Events is attributable to events which may have a material adverse effect upon the ability of the Facilities to operate in the ordinary course consistent with past practices (such as insurance or condemnation proceeds), such proceeds shall be applied first to restore the normal operating capabilities of the Facilities prior to any distributions to Members.

     8.2 Procedure. Distributions under Sections 8.1(b) and 8.1(c) shall be made by the Company on a quarterly basis within fifteen (15) days after the end of each calendar quarter, based upon good faith estimates for the Fiscal Year made by the Board of Managers with due regard for all information available to the Board of Managers at the time such distributions are made. Each quarterly distribution shall be made by the Company as an interim advance against final determination of the results of operations for such Fiscal Year. Within one hundred twenty (120) days after the end of each Fiscal Year, the Board of Managers shall determine Net Cash Flow From Operations and Net Cash Flow From Capital Events, and the distributions due to the Members with respect to such Fiscal Year. Any excess of the amount so determined for a Member over the amount of interim advances received by such Member shall be distributed as soon as reasonably practicable after the amount of such Member's distribution has been determined, but in no event later than one hundred thirty (130) days after the end of such Fiscal Year. Any excess of interim advances paid to a Member over the amount of distributions determined to be due such Member for any Fiscal Year shall be repaid to the Company by such Member within ten (10) days of the receipt of written notice from the Company that excess advances were made, and, to the extent not repaid, may be offset against future distributions to such Member. Until distributed, amounts due to the Members under this Article VIII shall be held in trust by the Company for the Persons entitled to distribution thereof.

                            ARTICLE IX
              TRANSFER OF MEMBERSHIP INTERESTS AND
                      RESIGNATION OF MEMBERS

     9.1 Assignment and Transfer of Membership Interests. An Indeck Member may sell, assign, pledge or otherwise transfer its interest in the Company to any other Person, and such person shall become a Substituted Member (as such term is used in the Act), only after the Member wishing to transfer his or her interest has received the prior written consent of Ridgewood, which consent shall not be unreasonably withheld so long as the transfer will not result in a termination of the Company under section 708 of the Internal Revenue Code. Ridgewood may sell, assign, pledge or otherwise transfer its interest in the Company to any other Person, and such Person shall become a Substituted Member (as such term is used in the Act), only after Ridgewood has received the prior written consent of the holders of a majority of the Indeck Members, which consent shall not be unreasonably withheld. A purported transfer made by a Member in violation of this Section 9.1 shall be null and void ab initio, and the purported transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The admission of a transferee as a Member may be conditioned upon satisfaction of such terms and compliance with such conditions as Ridgewood and the holders of a majority of the interests of the Indeck Members (other than the Member effecting the transfer) may determine, including, without limitation, requiring the transferee to execute such agreements, instruments and other documents as may be necessary or desirable to substitute the transferee for the transferring member hereunder.

     9.2  Resignation.

          (a) Generally. Resignation of a Member prior to the end of the term of this Agreement shall constitute a violation of this Agreement. However, a Member ("Resigning Member") may resign from the Company ("Resignation") by giving notice to the Company and to each other Member ("Continuing Member"). Such Resignation shall be effective upon receipt of notice by all such parties.

          (b) Damages. In the event of a Resignation in violation of this Agreement, the Company shall be entitled to damages as provided by the Act. Such damages shall be offset against amounts that would be otherwise payable to the Resigning Member as distributions.

          (c)  Obligations of Resigning Members.

               (i) General. No Resignation by a Resigning Member shall relieve such Member of its liabilities and obligations to the Company or the Members which arose or accrued prior to the effective date of such Resignation.

               (ii) Use of Members' Names and Name Change Matters. From and after the effective date of a Resignation, neither the Company nor any of its Affiliates shall use any of the names of the Resigning Member. No later than 60 days following the effective date of such Resignation, the Company shall obliterate the aforesaid names from all assets and properties of the Company, including obliteration from letterhead, labelling, packaging, data sheets, invoices, stationary, business cards and other materials distributed to third parties, or discard and replace any such materials with materials not bearing such names.

          (d) Ridgewood's Option to Purchase Resigning Members' Interest. In the event that any of the Indeck Members elect to resign as Members, Ridgewood shall have the option, exercisable upon thirty (30) days written notice from the Company that an Indeck Member has tendered its resignation, to purchase such tendered interest from the Company for the sum of One Hundred Dollars ($100).

          (e)  Survival.  The rights and obligations of the Members under this
Article IX shall survive any termination of this Agreement or dissolution of the Company.

                            ARTICLE X
                    DISSOLUTION AND WINDING UP

     10.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

          (a) When the period fixed in the Articles of Organization for the duration of the Company shall expire;

          (b)  By Member Consent;

          (c) The entry of a decree of judicial dissolution under the Act as to the Company.

The resignation, expulsion, bankruptcy, dissolution or withdrawal of any Member or the occurrence of any other event which terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company.

     10.2  Procedures.

          10.2.1. Liquidation of Assets. In the event of the dissolution of the Company, the members, the Managers or the person permitted by the Act to wind up the Company's affairs (the Members, the Managers or such other Person being referred to herein as the "Liquidating Agent") shall commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. In connection with any such winding up, a financial statement of the Company as of the date of dissolution shall be prepared and furnished to all the Members by the Liquidating Agent. The Members shall continue to share Profits and Losses during the period of winding up in accordance with Section 7.1.

          10.2.2. Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, in addition to the rights and powers conferred by the Act, the Liquidating Agent shall have all of the rights and powers with respect to the assets and liabilities of the Company that a Manager would have pursuant to this Operating Agreement or any other applicable law.

          10.2.3. Distribution of Assets. Upon winding up of the Company, following the payment of, or provision for, the distributions required by the Act, and subject to the right of the Liquidating Agent to set up such reserves as may be reasonably necessary pursuant to the Act, the net proceeds of the liquidation of the Company shall be distributed to the Members in accordance with Section 8.1 of this Agreement.

          10.2.4. No Recourse to Assets of Members. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member's capital contributions thereto and share of profits or losses thereof, and shall have no recourse therefor (upon dissolution of the Company or otherwise) against any other Member.

     10.3 Termination of the Company. Upon completion of the winding up of the Company and the distribution of all Company funds and other assets, the Liquidating Agent shall take or cause to be taken such actions as are necessary or reasonable in order to effectuate the dissolution and termination of the Company, including the filing of a certificate of cancellation with the Secretary of State.

                            ARTICLE XI
                FISCAL AND ADMINISTRATIVE MATTERS

     11.1 Accounting Period. The accounting period of the Company for both financial and tax reporting purposes shall be the Fiscal Year.

     11.2 Deposits. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Managers may select.

     11.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and, subject to Section 6.4, all notes or other evidences of indebtedness, issued in the name of the Company shall be signed by any Manager or other Person specified by the Managers, by form of bank resolution, or authorized by other action of the Managers.

     11.4 Contracts. Subject to the limitations set forth in Section 6.4 hereof, the Managers may authorize any person, Member or agent of the Company to enter into any contract or execute any instrument in the name of, and on behalf of, the Company, and such authority may be general or confined to specific instances.

     11.5 Books and Records. The Company shall keep or cause to be kept accurate and complete minutes and records of the Managers and books and records of account of the Company, which shall be kept at the principal place of business of the Company or at such other places, within or without the State of Illinois, as the Members shall from time to time determine.

          11.5.1 Right of Inspection. Any Member of the Company shall have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Managers and the books and records of account of the Company, and to make copies thereof. Upon the written request of any Member of the Company, the Company shall cause to be mailed to such Member the most recent financial statements of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the member making such request.

          11.5.2 Financial Records. All books and records of account of the Company shall be maintained and reported based upon the accrual basis of accounting and otherwise in accordance with generally accepted accounting principles.

     11.6  Administrative Matters.

          11.6.1 "Tax Matters Member". The Members agree that Ridgewood's acquisition of its membership interest terminated the Company as a partnership on the date of the closing of the Purchase Agreement, under Code Section 708(b)(1)(B). The Company as constituted before such closing date (the "Old Tax Partnership") shall file a final information return for the period ending on such closing date. Gerald R. Forsythe shall remain the Tax Matters Partner (as defined in Code Section 6231(a)(7)) of the Old Tax Partnership. The Old Tax Partnership shall file a section 754 election with its final return, so that the tax basis in the Company as constituted on such closing date and thereafter (the "New Tax Partnership") will have asset tax basis determined by reference to the Membership Interest Purchase Price paid by Ridgewood. Ridgewood is hereby designated the "Tax Matters Partner" of the New Tax Partnership. The New Tax Partnership shall obtain a new federal employer identification number and shall file an initial information return for the period beginning on such closing date.

The Tax Matters Member is authorized and required (i) to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including administrative and judicial proceedings ("Tax Proceedings"), (ii) to make all applicable elections, determinations and other decisions under the Code required of the Company, including without limitation, the rates of depreciation to be claimed by the Company, the deductibility of any particular item of expense and the positions to be taken on the Company's tax returns, and (iii) to expend Company funds for professional services and costs associated with the Company's tax affairs.

          11.6.2 Address of Tax Matters Member. The name and mailing address of theTax Matters Member of the New Tax partnership is:

                    Ridgewood Maine, L.L.C.
                    c/o Ridgewood Power Corporation
                    947 Linwood Avenue
                    Ridgewood, New Jersey  07450

          11.6.3 Cooperation. Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of any Tax Proceedings. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company.

          11.6.4 Filings. The Tax Matters Member shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company and the distribution of Form K-1 or other similar forms to all Members on or before March 1st of each year.

          11.6.5 Authorization. The actions of the Tax Matters Member shall be deemed to be authorized by the unanimous consent of the Members with respect to the matters set forth in Sections 7.2, 7.5 and 11.6.1.

          11.6.6 Reporting to Members. The Tax Matters Member shall keep the other Members informed of all material matters that may come to its attention in its capacity as Tax Matters Member, shall consult with all of the Members and permit all such Members to participate with the Tax Matters Member in such matters. Such participation shall include, without limitation, the right to review the Company's tax returns at a reasonable time prior to filing, and the right to attend, with the Tax Matters Member, any meetings with any taxation or auditing authority.

     11.7 Financial Statements. The Company shall prepare and provide to each Member (a) unaudited quarterly financial statements within thirty (30) days of the end of each fiscal quarter, and (b) audited financial statements of the Company within 90 days of the end of each Fiscal Year. The audit of the Company's financial statements shall be conducted by Price Waterhouse or another auditor acceptable to Ridgewood.

     11.8 Effective Date. The Members agree that the effective date of this Agreement is to be as of 12:01 AM, Eastern Daylight Time, June 11, 1997 (the "Effective Date") and that the economic results of the Facilities from and after the Effective Date shall be for the account of the Members in accordance with the terms and conditions hereof, notwithstanding any later date for the closing of the Purchase Agreement. The Indeck Members shall take into account, shall report on their respective tax returns, and shall pay and discharge all taxes relating to all items of gain, income, depreciation or loss relating to the operation of the Company for the short taxable year ending on the date of the closing of the Purchase Agreement. Each of the Members hereby agree to file their respective tax returns in a manner consistent with the provisions of this Section 11.8.

     11.9 Reserves. The Members intend that the Board of Managers use the excess of (i) the aggregate amount of Capital Contributions made by Members as described in Section 4.1.1 over (ii) the aggregate distributions to the Indeck Members as contemplated by Section 8.1(a) to create Reserves.

                           ARTICLE XII
                         INDEMNIFICATION

     12.1 Right to Indemnification. Except as limited by law and subject to the provisions of this Article, from and after the closing of the Purchase Agreement, the Company shall indemnify the Managers against all expenses incurred by them in connection with any proceeding in which the Managers are involved as a result of serving in such capacity, on or after such date, except that no indemnification shall be provided for a Manager regarding any matters as to which it shall be finally determined that the Manager did not act in good faith and in the reasonable belief that its action was in the best interests of the Company, or with respect to a criminal matter, that it had reasonable cause to believe that its conduct was unlawful. Subject to the foregoing limitations, such indemnification may be provided by the Company with respect to a proceeding in which it is claimed that a Manager received an improper personal benefit by reason of its position, regardless of whether the claim arises out of the Manager's service in such capacity, except for matters as to which it is finally determined that an improper personal benefit was received by the Manager.

     12.2 Award of Indemnification. The determination of whether the Company is authorized to indemnify a Manager hereunder and any award of indemnification shall be made in each instance (a) by a majority of the Managers who are not parties to the proceeding in question, or (b) by independent legal counsel appointed by the Managers. The Company shall be obligated to pay indemnification applied for by the Manager unless there is an adverse determination (as provided above) within forty-five (45) days after the application. If indemnification is denied, the applicant may seek an independent determination of its right to indemnification by a court, and in such event, the Company shall have the burden of proving that the applicant was ineligible for indemnification under this Article. Notwithstanding the foregoing, in the case of a proceeding by or in the right of the Company in which the Manager is adjudged liable to the Company, indemnification hereunder shall be provided to the Manager only upon a determination by a court having jurisdiction that in view of all the circumstances of the case, the Manager is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

     12.3 Successful Defense. Notwithstanding any contrary provisions of this Article, if a Manager has been wholly successful on the merits in the defense of any proceeding in which it was involved by reason of its position as Manager or as a result of serving in such capacity (including termination of investigative or other proceeding without a finding of fault on the part of the Manager), the Manager shall be indemnified by the Company against all expenses incurred by the Manager in connection therewith.

     12.4 Advance Payments. Except as limited by law, expenses incurred by a Manager in defending any proceeding, include a proceeding by or in the right of the Company, shall be paid by the Company to the Manager in advance of final disposition of the proceeding upon receipt of its written undertaking to repay such amount if the Manager is determined pursuant to this Article or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation but need not be secured and may be accepted without regard to the financial ability of the Manager to make repayment; provided, however, that no such advance payment of expenses shall be made if it is determined pursuant to Section 12.2 of this Article on the basis of the circumstances known at the time (without further investigation) that the Manager is ineligible for indemnification.

     12.5  Definitions.  For purposes of this Article:

          "Manager" includes (i) a person serving as an officer of the Company or in a similar executive capacity appointed by the Manager and exercising rights and duties delegated by the Manager, (ii) a person serving at the request of the Company as a director, manager, officer, employee or other agent of another organization, and (iii) any person who formerly served in any of the foregoing capacities;

          "expenses" means all expenses, including attorneys' fees and disbursements, actually and reasonably incurred in defense of a proceeding or in seeking indemnification under this Article, and except for proceedings by or in the right of the Company or alleging that the Manager received an improper personal benefit, any judgments, awards, fines, penalties and reasonable amounts paid in settlement of a proceeding; and

          "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a proceeding.

     12.6 Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Manager, officer, agent or employee against any liability or cost incurred by such person in any such capacity or arising out of its status as such, whether or not the Company would have power to indemnify against such liability or cost.

     12.7 Employee Benefit Plan. If the Company or the Manager sponsors or undertakes any responsibility as a fiduciary with respect to an employee benefit plan, then for purposes of this Article (i) "Manager" shall be deemed to include the Manager or any officer of the Company who serves at its request in any capacity with respect to said plan, (ii) the Manager or officer shall not be deemed to have failed to act in good faith or in the reasonable belief that its action was in the best interests of the Company if the Manager or officer acted in good faith and in the reasonable belief that its action was in the best interests of the participants or beneficiaries of said plan, and
(iii) "expenses" shall be deemed to include any taxes or penalties imposed upon the Manager or officer with respect to said plan under applicable law.

     12.8 Heirs and Personal Representatives. The indemnification provided by this Article shall inure to the benefit of the heirs and personal representatives of each Manager.

     12.9 Non-Exclusivity. The provisions of this Article shall not be construed to limit the power of the Company to indemnify its Manager, Members, officers, employees or agents to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Article.

     12.10 Amendment. The provisions of this Article may be amended or repealed in accordance with Section 13.2; however, no amendment or repeal of such provisions that adversely affects the rights of the Manager under this Article with respect to its acts or omissions at any time prior to such amendment or repeal shall apply to the Manager without its consent.

                           ARTICLE XIII
                          MISCELLANEOUS

     13.1 Waivers. The failure at any time of either Member to require performance by the other Member of any responsibility or obligation required by this Operating Agreement shall in no way affect a Member's right to require such performance at any time thereafter, nor shall the waiver by a Member of a breach of any provision of this Operating Agreement by the other Member constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

     13.2 Amendment. This Operating Agreement may be amended only by an instrument, including an Addendum, in writing duly executed by all of the Members.

     13.3 Assignability. This Operating Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto. Subject to the terms of this Operating Agreement, neither this Operating Agreement nor any right (other than a right to receive the payment of money) or obligation hereunder may be assigned or delegated in whole or in part to any other Person without the prior written consent of the other Members.

     13.4 Notices. In any case where any notice or other communications is required or permitted to be given hereunder (including, without limitation, any change in the information set forth in this Section 13.4), such notice or communication shall be in writing and (i) personally delivered, (ii) sent by postage prepaid registered airmail,
(iii) transmitted by telex or telecopy, or (iv) sent by established overnight courier service as follows:

               If to the Company:
                    INDECK MAINE ENERGY, L.L.C.
                    1130 Lake Cook Rd.
                    Buffalo Grove, Illinois  60090
                    (847) 520-3212
                    Attn:  Law Department

               If to Gerald R. Forsythe:
                    Gerald R. Forsythe
                    c/o Indeck Maine Energy, L.L.C.
                    1075 Noel Avenue
                    Wheeling, Illinois  60090
                    (847) 459-4250

               If to Thomas & Silvia Campone
                    1130 Lake Cook Rd.
                    Buffalo Grove, Illinois  60089
                    (847) 520-3212

               If to Michelle R. Fawcett:
                    c/o Indeck Maine Energy, L.L.C.
                    1075 Noel Avenue
                    Wheeling, Illinois  60090
                    (847) 459-4250

               If to Marsha F. Fournier:
                    1075 Noel Avenue
                    Wheeling, Illinois  60090
                    (847) 459-4250

               If to Monica Forsythe Breslow:
                    c/o Indeck Maine Energy, L.L.C.
                    1075 Noel Avenue
                    Wheeling, Illinois  60090
                    (847) 459-4250

               If to Melissa S. Forsythe:
                    1075 Noel Avenue
                    Wheeling, Illinois  60090
                    (847) 459-4250

               If to Ridgewood:
                    c/o Ridgewood Power Corporation
                    947 Linwood Avenue
                    Ridgewood, New Jersey  07450
                    (201) 447-0474

All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on attempt at delivery if delivery is refused by the addressee if by postage prepaid registered airmail, and (iii) when sent with confirmed answer-back if by telex or telecopy.

     13.5 Third Party Rights. Nothing in this Operating Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person other than the Company, the members and their Affiliates, any legal or equitable right, remedy or claim under or in respect of this Operating Agreement or any covenant, condition or other provision contained herein.

     13.6 Choice of Law. This Operating Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without giving effect to the principles of conflict of laws thereof.

     13.7 Headings. The headings of the Articles and Sections in this Operating Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

     13.8 Entire Agreement. This Operating Agreement, together with the Exhibits hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     13.9 Severability. Should any provision of this Operating Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Operating Agreement shall remain in full force in all other respects. Should any provision of this Operating Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Operating Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Operating Agreement shall not be affected thereby. If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Operating Agreement to reflect those changes that are required by law. In the event of a conflict between the provisions of this Operating Agreement or any provision of the Articles of Organization or the Act, the applicable provision of this Operating Agreement shall control, to the extent permitted by law.

     13.10 Counterparts. This Operating Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.11 Pronouns and Plurals. All pronouns and variations thereof in this Operating Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of any person or persons referred to may require.

     13.12 Further Assurances. Each Member shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder. The obligations of the Members set forth in this Section 13.12 shall survive the termination of this Operating Agreement.

     13.13 Power of Attorney. Each Member hereby appoints any Manager, acting pursuant to authorization from the Board of Managers, as agent and attorney-in-fact to execute such documents and to take such action as may be necessary to comply with the laws of any jurisdiction requiring the filing of copies of this Operating Agreement or certificates with respect hereto or with respect to the use of the Company's name.



          [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF the undersigned, being all of the Members of INDECK MAINE ENERGY, L.L.C., organized under the laws of Illinois, have executed this Operating Agreement as of the date and year first above written.

_/s/ Gerald R. Forsythe__________       _/s/ Thomas M. Campone____________
GERALD R. FORSYTHE                      THOMAS M. CAMPONE

_/s/ Michelle R. Fawcett_________       _/s/ Silvia Campone_______________
MICHELLE R. FAWCETT                     SILVIA CAMPONE

_/s/ Marsha F. Fournier__________       _/s/ Monica J. Breslow____________
MARSHA F. FOURNIER                      MONICA FORSYTHE BRESLOW


_/s/ Melissa S. Forsythe_________
MELISSA S. FORSYTHE


                              RIDGEWOOD MAINE, L.L.C.

                              By: RIDGEWOOD PENOBSCOT MANAGEMENT CORPORATION, Manager

                              By:  /s/ Mary Louise Olin
                              Name: Mary Louise Olin
                              Title: Vice President & Secretary